Exhibit 10.1
Confidential Treatment Requested By Global Cash Access Holdings, Inc.
PROCESSING SERVICES AGREEMENT between TSYS ACQUIRING SOLUTIONS, L.L.C.
and GLOBAL CASH ACCESS, INC. effective July 1, 2009
[***] — Indicates confidential information. Confidential treatment requested.
Portion omitted filed separately with the Securities and Exchange Commission.
PROCESSING SERVICES AGREEMENT
between
TSYS ACQUIRING SOLUTIONS, L.L.C.
and
GLOBAL CASH ACCESS, INC.
effective
July 1, 2009
CONFIDENTIAL

THIS AGREEMENT (“Agreement”) by and between TSYS ACQUIRING SOLUTIONS, L.L.C., (“TSYS”) of Tempe, AZ and GLOBAL CASH ACCESS, INC., (“COMPANY”) of Las Vegas, NV, is executed by the parties as of the date of COMPANY’s signature in the signature block below and made effective as of the 1st day of July 2009.
PREAMBLE
The terms and provisions of this Agreement provide for the utilization by COMPANY of TSYS for the products and services described in the Processor Conversion Phase-II, Business Requirements Document, GCA Processor Conversion Project Issues/Concerns Document, GCA Processor Conversion User Acceptance Test Document, and the Conversion Plan (as defined below), as such documents may be updated from time to time as provided herein or as otherwise mutually agreed by the parties (collectively, the “Business Requirements Documents”), which services include, without limitation, the card and merchant authorization services as described in Exhibit “A” and the merchant accounting and clearing services as described in Exhibit “B”, service levels for each as described in Exhibit “C” (all such services are hereinafter collectively referred to as “Merchant Services”). In the event of a conflict between the terms of a Business Requirement Document and this Agreement, the provisions of this Agreement shall control. To provide for the use of the Merchant Services by COMPANY and in consideration of the terms and provisions specified in this Agreement, the parties hereto agree as follows:
DEFINITIONS
“Affiliate” shall have the meaning given in Subsection 1.5.1.1.
“Business Continuity Plan” shall have the meaning given in Subsection 10.9.1.
“Business Requirements Documents” shall have the meaning given in the Preamble.
“Cash Access Transaction” shall have the meaning given in Subsection 10.22.4.
“Change Order” shall have the meaning given in Subsection 1.5.3.
“Chargeable Modification” shall have the meaning given in Subsection 1.5.3.
“COMPANY Confidential Information” shall have the meaning given in Subsection 5.1.
“COMPANY Materials” shall have the meaning given in Subsection 10.12.2.
“COMPANY Terminal” shall have the meaning given in Subsection 1.5.1.
“Confidential Information” shall have the meaning given in Subsection 5.3.
“Consumer Data” shall have the meaning given in Subsection 5.7.
“Consumer Data Laws” shall have the meaning given in Subsection 5.7.
“Conversion Assistance” shall have the meaning given in Subsection 1.3.
“Conversion Plan” shall have the meaning given in Subsection 1.3.
“Credit Hours” shall have the meaning given in Subsection 1.5.3.
“Deconversion Assistance” shall have the meaning given in Subsection 4.7.
“Deconversion Plan” shall have the meaning given in Subsection 4.7.1.
“Disaster Recovery Plan” shall have the meaning given in Subsection 10.9.1.
“Disputes” shall have the meaning given in Subsection 10.6.
“DR/BC Plans” shall have the meaning given in Subsection 10.9.1.
“Effective Date” shall have the meaning given in Subsection 4.1.
“Force Majeure Event” shall have the meaning given in Subsection 8.3

“Gaming Authorities” shall have the meaning given in Subsection 10.20
“Gaming Cash Access Transaction” shall have the meaning given in Subsection 10.22.2.
“GCA Holdings Subsidiary” shall have the meaning given in Subsection 1.5.1.2.
“Infonox” shall have the meaning given in Subsection 10.16.
“Initial Term” shall have the meaning given in Subsection 4.1.
“Internet Gaming Merchant” shall have the meaning given in Subsection 10.22.4.
“Merchant Services” shall have the meaning given in the Preamble.
“Minimum Transaction Fees” shall have the meaning given in Subsection 3.4.
“Modifications” shall have the meaning given in Subsection 1.5.3.
“Notice of Dispute” shall have the meaning given in Subsection 3.2.
“Plan Event” shall have the meaning given in Subsection 10.9.4.
“Protected Period” shall have the meaning given in Subsection 10.13.
“Reimbursable Expenses” shall have the meaning given in Subsection 3.1.3.
“Renewal Term” shall have the meaning given in Subsection 4.1.1.
“Retail POS Transaction” shall have the meaning given in Subsection 10.22.4.
“SAS70 Type II” shall have the meaning given in Subsection 7.1.1.
“System Change” shall have the meaning given in Subsection 1.5.2.1.
“Term” shall have the meaning given in Subsection 4.1.1.
“TSYS Confidential Information” shall have the meaning given in Subsection 5.2.
“TSYS Software” shall have the meaning given in Subsection 10.12.1.
1. OBLIGATIONS OF TSYS ACQUIRING SOLUTIONS, L.L.C.
1.1 Basic Services. TSYS will make the Merchant Services available to COMPANY in accordance with the Business Requirements Documents and the terms and conditions of this Agreement.
1.2 Standard of Care. In performing the Merchant Services contemplated under this Agreement, in the selection and use of facilities, equipment, machines, and personnel required for such performance, and in the custody and safekeeping of materials furnished to TSYS by COMPANY, or acquired by TSYS on behalf of COMPANY in connection therewith, TSYS shall exercise appropriate care and diligence and conduct such activities in a professional manner consistent with past practices and industry standards.
1.3 Conversion. TSYS agrees to implement and conduct a conversion transition process, and otherwise provide needed assistance and services, to enable the Merchant Services on and for COMPANY Terminals (“Conversion Assistance”). The Conversion Assistance will include, without limitation, analysis of COMPANY’s merchant data and POS services, travel, testing, documentation, development, processing, reformatting and translating data and messaging to applicable format(s), files, and databases, transferring all reformatted and translated data to TSYS’ facilities, modifying TSYS’ systems to interface with all applications as required for providing the Merchant Services, modifying and preparing TSYS systems for the provision of the Merchant Services, and establishing any necessary communication links. The Conversion Assistance will be provided in accordance with the detailed conversion plan and conversion dates/schedule that has been developed and agreed upon by the parties (collectively, the “Conversion Plan”), as may be further revised upon mutual agreement of the parties.

1.4 Service Levels and Support. TSYS agrees to provide or make available the Merchant Services in accordance with the service levels set forth in Exhibit “C”, attached hereto and to provide support as provided in Exhibit C.
1.5 Product/Service Access and Modification.
1.5.1 General. TSYS will make the Merchant Services (including the products set forth in the attached exhibits) available to COMPANY for COMPANY Terminals. As used herein, “COMPANY Terminal” means an ATM, kiosk, point-of-sale terminal or other device through which a COMPANY product or service can be used or accessed (whether or not COMPANY owns or holds title to such ATM, kiosk, point-of-sale terminal or other device), including, without limitation, devices owned by Capital One Bank (USA), N.A., US Bank N.A. and COMPANY’s merchants, customers and partners. Further, TSYS acknowledges and agrees that the rights and benefits granted hereunder (including the right to receive the Merchant Services) include the right for such rights and benefits to be exercised and received by COMPANY’s Affiliates to same extent as COMPANY hereunder and, accordingly, references to COMPANY hereunder shall be deemed to include those of COMPANY’s Affiliates that are identified on Exhibit D attached hereto (as revised by COMPANY from time to time as provided below), to the extent necessary for such COMPANY Affiliates to exercise and receive such rights and benefits. COMPANY hereby assumes all liability for any actions of its Affiliates in violation of this Agreement. It is understood and agreed that TSYS shall have no obligation to provide any services to an Affiliate not identified on Exhibit D unless Company or such Affiliate has provided ten (10) business days’ notice to TSYS that it wishes to revise Exhibit D, in which case Exhibit D shall be deemed to include such Affiliate (i) at the end of such ten (10) day notice period if the Affiliate is a GCA Holdings Subsidiary or (ii) if the new Affiliate is not a GCA Holdings Subsidiary, only upon TSYS’ express agreement in writing that such exhibit may be revised to include such Affiliate (which agreement shall not be unreasonably withheld, conditioned or delayed).
1.5.1.1 As used in this Agreement, “Affiliate” means, with respect to any party, any other person or entity which directly or indirectly controls, is controlled by or is under common control with, such party, for so long as such control exists. In addition, COMPANY’s Affiliates shall be deemed to include any entity (i) in which COMPANY or one of its other Affiliates owns, directly or indirectly, stock or equity and (ii) for which COMPANY or such other Affiliate controls the transaction processing activity of such entity; but only for so long as such ownership and control exists.
1.5.1.2 As used in this Agreement, “GCA Holdings Subsidiary” means any entity which directly or indirectly is controlled by Global Cash Access Holdings, Inc., for so long as such control exists.
1.5.1.3 As used in the foregoing definitions, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management, business affairs or policies generally or with respect to transaction processing activity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.5.2 TSYS Modifications.
1.5.2.1 Except for COMPANY requested Modifications addressed in Section 1.5.3 below or changes necessitated or requested by Company’s requirements, TSYS will not, modify, upgrade or otherwise alter any of the Merchant Services or any of the hardware and/or software used to provide, or required for accessing, any of the Merchant Services (including, without limitation, a change to all or part of the protocols or network configuration used to provide the Merchant Services) (each a “System Change”) unless the System Change is made for all TSYS’ customers generally and in accordance with Sections 1.5.2.2 and 1.5.2.3 below.
1.5.2.2 Prior to making any System Change, TSYS shall: (a) provide COMPANY with (i) at least one (1) year prior written notice with respect to System Changes made as part of TSYS’ standard quarterly software release; (ii) at least thirty (30) days prior written notice with respect to any other System Change that involves a change to software used in providing the Merchant Services; (iii) at least thirty (30) days prior written notice with respect to any System Change that involves a change to any protocol, network configuration, infrastructure or other hardware used in providing the Merchant Services, if such change will have an adverse impact on, degrade, or interfere with Company’s ability to obtain the Merchant Services (including, without limitation, any change that requires a change to COMPANY’s, or its merchants, customers or partners, facilities, systems, software or equipment); or (iv) such shorter notice as may be agreed by COMPANY on a case-by-case basis (e.g. in connection with emergency changes needed to address systems errors); and (b) verify by appropriate testing that the System Change has been properly installed, is operating in accordance with its specifications, is performing its intended functions in a reliable manner, and is compatible with and capable of operating as part of the applicable information technology environment.
1.5.2.3 TSYS will utilize commercially reasonable efforts to ensure that each System Change does not (1) adversely impact the Merchant Services then being received by COMPANY (including, without limitation, so as to cause an increase in COMPANY’s total costs of receiving the Merchant Services or requiring changes to COMPANY’s, or its merchants, customers or partners, facilities, systems, software or equipment), (2) degrade the Merchant Services then being received by COMPANY, nor (3) interfere with COMPANY’s ability to obtain the full benefit of the Merchant Services. To the extent that a System Change results in any such adverse impact, degradation, or interference, COMPANY may, at its option, discontinue the use/provision and deployment of the affected Merchant Services to impacted Company clients without cost or penalty and/or have the applicable portion of the Minimum Transaction Processing Commitment reduced based upon the transaction volume negatively impacted by such System Change or discontinuance of services.

1.5.3 COMPANY Requested Modifications. COMPANY will have the right from time to time to request modifications of the Business Requirements Documents, Conversion Plan and/or other elements of the Merchant Services, as well as enhancements and/or new services (collectively, “Modifications”). TSYS hereby agrees to provide COMPANY with [***] complementary hours of development and implementation services for Modifications each year (provided that no more than [***] free hours may be credited in any calendar month) (the “Credit Hours”). If the implementation of any Modification requested by COMPANY does not require the expenditure of more than [***] hours per month, TSYS will implement and permit use of such Modification at no additional charge using the Credit Hours (in which case TSYS shall track the Credit Hours used and, if requested, report such hours to COMPANY). If the implementation of any Modifications would require the expenditure of more than [***] hours per month (each a “Chargeable Modification”), TSYS shall in good faith provide COMPANY with a written, detailed assessment of the additional costs and expenses and the time required to implement the Chargeable Modifications (including any required adjustments to schedules), which response shall be in the form of written change order (“Change Order”), within ten (10) business days of its receipt of the Modification request. If COMPANY notifies TSYS in writing within ten (10) days after receipt of the Change Order from TSYS that COMPANY wishes TSYS to implement the Chargeable Modifications under the terms of the Change Order, TSYS shall do so. Otherwise, TSYS agrees to negotiate in good faith for adjustments to the Change Order that are mutually acceptable, in which case such modified Change Order shall be implemented by TSYS upon the written request of COMPANY. COMPANY will compensate TSYS for implementation of a Change Order in accordance with the terms and conditions of the agreed upon Change Order and, if such terms and conditions provide for a time and materials or other non-fixed fee arrangement, the actual billing for such Change Order will not exceed [***] of the estimate submitted by TSYS (i.e. if the estimate submitted was $10,000, the actual billing shall not exceed [***]), provided COMPANY does not materially amend or alter the Change Order or Requirements at anytime after TSYS has started work on the requested Modification(s) under the initial approved Change Order. Also, any unused Credit Hours (up to [***]) in a calendar month shall be allocated to Chargeable Modifications and credited against the fees otherwise due for such Chargeable Modifications in such calendar month. In any event, the implementation of Modifications: (i) shall not result in new or increased transaction or other recurring fees paid by COMPANY unless such Modification will result in additional material ongoing costs to TSYS, in which case such new or increased fees shall be mutually agreed upon in writing prior to start of the development and implementation of the Modification and (ii) shall have pricing no less favorable than the development/implementation rates applicable to TSYS’ top 10 customers. If requested by COMPANY, TSYS shall negotiate in good faith a reasonable price for ownership rights for a COMPANY requested Modification.
1.6 Transaction Routing. As further described, and as may be modified, in the Business Requirements Documents, the Merchant Services will initially include, but not be limited to, the following:
1.6.1 United States. TSYS will provide the POS Authorization transaction services and Clearing and Settlement transaction services for COMPANY.
1.6.2 Macau. TSYS will provide POS Authorization transaction services and Clearing and Settlement transaction for COMPANY.

1.6.3 Latin America & Caribbean. TSYS will provide POS Authorization services and forward the transactions to the processing vendor of Scotia Bank (“FDMS South”) for Clearing and Settlement transaction services.
1.6.4 Canada. TSYS will provide POS Authorization transaction services to COMPANY and forward the transactions to the processing vendor of CHASE PAYMENTECH (“FDMS South”) for Clearing and Settlement transaction services and Discover Canada transaction services.
1.6.5 Europe. TSYS will provide POS Authorization transaction services for Europe if provided in, and in accordance with, the Business Requirements Documents.
1.7 Compliance with Laws and Regulations. In providing Merchant Services to COMPANY, TSYS agrees to comply with applicable network bylaws and operating regulations (which, as of the Effective Date, include the VISA, MasterCard, Discover and American Express networks), TSYS’ procedures, including security standards, and federal and state laws and regulations relating to the Merchant Services. TSYS confirms that it has on file a current Report on Compliance, evidencing that it is PCI DSS and PCI PA-DSS compliant as set forth in Section 7.2, hereinbelow.
1.8 Implementation Dates. TSYS will use commercially reasonable efforts to meet the implementation dates for acquisitions/conversions reasonably required by COMPANY and shall promptly notify COMPANY in writing as to any delay or problems encountered in execution of the Conversion.
1.9 Custom Code Projects. TSYS will supply information and back-up documentation for derivation of costs and time estimates for custom-code projects via Change Orders per Subsection 1.5.2.
1.10 Signing Incentive and Credit. Within thirty (30) days of the signing of this Agreement, TSYS will pay COMPANY a signing incentive of [***].
2. OBLIGATIONS OF GLOBAL CASH ACCESS, INC.
2.1 Compliance with Laws and Regulations. COMPANY agrees to comply with applicable network bylaws and operating regulations (which, as of the Effective Date, include the VISA, MasterCard, Discover and American Express networks), TSYS’ procedures provided or otherwise made available to COMPANY in writing to the extent applicable to all TSYS customers generally (including security standards), and federal and state laws and regulations relating to the Merchant Services. COMPANY confirms that it has on file a current Report on Compliance, evidencing PCI DSS compliance as set forth in Section 7.2, hereinbelow.
2.2 Data and Information. Insofar as the performance of Merchant Services (including without limitation the Conversion Assistance) under this Agreement by TSYS requires data, documents, information, or materials of any nature to be furnished, in whole or in part, by COMPANY or COMPANY’s employees, agents, or other representatives, or requires other services to be performed by COMPANY or COMPANY’s employees, agents, or other representatives, COMPANY hereby agrees to use commercially reasonable efforts to (i) furnish or cause its employees, agents, or other representatives, to furnish all such data, documents, information, and materials and (ii) perform all such services within such time or times, and in such form or manner, as is necessary in order to enable TSYS to perform Merchant Services hereunder in a timely manner.

2.3 MasterCard, Discover, and Visa Sponsoring Bank. COMPANY agrees, for so long as COMPANY wishes to process transactions using the applicable network hereunder, to maintain a sponsor agreement with a MasterCard, Discover, and Visa Member financial institution of its choice. COMPANY agrees to notify TSYS of any change in its MasterCard, Discover, and Visa sponsoring relationship and that such sponsoring institution will notify TSYS in writing of the existence of the sponsoring relationship.
2.4 Merchant POS Service Resale. COMPANY shall not, without TSYS’ prior written consent, resell the services provided by TSYS under this Agreement to any third party in a manner that permits such third party to access and use such services independent of a Company Terminal.
2.5 Independent Sales Organization (“ISO”) Provision. In the event that COMPANY (i) either registers with the Card Associations for the purpose of becoming a merchant acquirer or changes its business practices and (ii) in either of the foregoing cases, desires TSYS to provide transaction processing and other services for a merchant portfolio of the type described in the “Other Clients” column in the chart below, then both parties would agree to enter good faith negotiations to agree upon pricing for these services. TSYS will provide COMPANY with pricing that would be at least as favorable as that provided by TSYS to a Top Ten client (based on the average pricing provided by TSYS to its 5th through 10th largest clients by volume) and agrees to have the pricing verified by an independent industry consultant. For the avoidance of doubt, new pricing would have to be provided for these services due to the fact that, although similar in some areas, the services and cost structure required for a portfolio of individual merchants is substantially different than the services contemplated under this Agreement.

Service Description	GCA	Other Clients
Help Desk Support	• 24 hr. Command Center Support through Infonox I-NOC	• 24hr. Merchant/Acquirer Support directly to Merchants

Authorization/Capture	• Multiple Acquirer/Processing relationships requiring specific file delivery and connectivity. • Dial/IP devices are connected through TransIT.	• Multiple Acquirer/Processing relationships utilizing existing TSYS files, connectivity and processes. • Dial/IP terminals are connected via Sierra

Clearing/Settlement	• Multiple clearing/settlement endpoints requiring specific development and processing • GCA funds their merchants (No BET/DRT pricing set-up required)	• Multiple clearing/settlement endpoints utilizing existing TSYS files, connectivity and processes. • TSYS funds the merchants

Management Support	• GCA Help Desk is the front line merchant support. GCA HD escalation is Infonox I-NOC team. Depending on the issue, I-NOC escalation is multiple processors. • EAM/COM	• TSYS Client Help Desk or TSYS Help Desk with transfers to the appropriate organization. • EAM/COM

2.6 Conversion. COMPANY will perform all tasks and obligations of COMPANY as agreed by the parties for the Conversion.
3. FEES FOR MERCHANT SERVICES
3.1 Payment of Fees and Expenses/Costs. Beginning on the Effective Date of this Agreement, TSYS’ fees for Merchant Services provided are set forth in the exhibits attached hereto and made a related part hereof, which fees (along with taxes, assessments and Reimbursable Expenses that may be invoiced COMPANY pursuant to Subsections 3.1.2 and 3.1.3 below) shall be the only amounts payable by COMPANY in consideration for the Merchant Services. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, TSYS acknowledges and agrees that all work (including development work) required for the implementation of the Merchant Services and conversion of all COMPANY Terminals as contemplated hereunder shall be provided without additional charge. TSYS will render a billing statement for all applicable fees and Reimbursable Expenses incurred by COMPANY under this Agreement in each calendar month no later than the fifteenth (15th) day (or the following business day if the fifteenth (15th) day falls on a weekend or a holiday) of the following month during the Term. The billing statement shall include summary detail of all transactions processed, transaction and other fees incurred (including all fees being passed-through to COMPANY by TSYS) and such other information as may be reasonably requested by COMPANY. The amounts billed (including invoiced taxes) shall be due and payable by COMPANY within thirty (30) days of COMPANY’s receipt of the billing statement, except for amounts disputed per Subsection 3.2 below. TSYS reserves the right to charge 1.5% per month (18% per annum) late fee payment or the applicable state mandate on any undisputed unpaid receivable balances.
3.1.1 Manner/Time of Payment. TSYS may modify its billing procedures upon mutual written agreement with COMPANY, with such consent not to be unreasonably withheld. Any such modifications will not decrease the level of detail otherwise necessary for COMPANY to assess the accuracy and appropriateness of amounts charged to COMPANY. Any modification to these procedures will not shorten the period of time that the fees and expenses are due to TSYS.

3.1.2 Taxes. It is understood and agreed between the parties hereto that the fees provided for in this Agreement are exclusive of any and all applicable taxes or assessments (whether designated as sales taxes, use taxes, ad valorem taxes, property taxes, or by some other name or designation) which may be levied upon or assessed by any governmental or taxing jurisdiction on the payments made by COMPANY hereunder. TSYS shall include such taxes and assessments as separate line items on each applicable billing statement and shall timely remit such payments to the applicable governmental or taxing authority. In no event shall COMPANY be liable for the payment of any interest or penalties relating to any taxes or assessments that (i) arise due to the failure of TSYS to properly invoice, pay or administer such taxes or assessments or (ii) do not result from COMPANY’s actions. If it is later held that a tax or assessment paid by COMPANY hereunder was not owed, TSYS shall (i) seek a refund of such amount if already paid to the taxing entity and (ii) upon receipt of such refund, or if such tax was held but not paid by TSYS, refund the amounts paid by COMPANY (including any interest or penalties paid by COMPANY). TSYS is responsible for all taxes on its real property, personal property, income and franchise arising out of this Agreement or otherwise. TSYS shall reasonably cooperate with COMPANY to minimize any taxes or assessments imposed in relation to this Agreement.
3.1.3 Expenses. TSYS acknowledges that, except for expenses and costs (including, without limitation, pass-through costs) which by the express terms hereof are to be paid by COMPANY or which, on a case-by-case basis, COMPANY agrees in advance and in writing to reimburse TSYS (collectively “Reimbursable Expenses”), any and all expenses, costs and fees that TSYS incurs in connection with performance under this Agreement (including the provision of the Merchant Services) are included in TSYS’ charges and rates set forth in this Agreement and are not separately reimbursable by COMPANY. TSYS acknowledges that all categories of Reimbursable Expenses, as of the Effective Date, are listed in Exhibits A and B, and such Reimbursable Expenses will not be increased, unless those expenses are changed by the applicable third party vendor/provider or new ones are permitted to be added per Section 3.3 below. TSYS shall notify COMPANY promptly after TSYS knows of any increase or decrease in pass-through costs. Further, TSYS shall use commercially reasonable efforts, where possible, to minimize the amount of Reimbursable Expenses to be paid by COMPANY and in no event shall any Reimbursable Expenses include any markup, administrative, handling or other fee or charge whatsoever from TSYS, and shall be net of any discount or rebate that is received by TSYS or any of its Affiliates.
3.2 Dispute of Fees and Expenses. Either party may dispute any of the fees and charges invoiced by TSYS, as well as interchange fees/charges (including the calculation thereof), by providing written notice, either via facsimile or e-mail to be followed by signed letter, to the other party (“Notice of Dispute”) and shall be sent (i) in case of receipt by TSYS, to the executive account manager at TSYS responsible for the relationship with COMPANY and (ii) in the case of receipt by COMPANY, to COMPANY’s Chief Financial Officer. The Notice of Dispute shall include a reasonably detailed description of the exact items and amounts disputed and the nature of the dispute. Any such Notice of Dispute must be received no later than one hundred and twenty (120) days after the end of the month in which the disputed fee or expense was or should have been invoiced or the applicable interchange fee/charge was or should have been accrued. COMPANY may withhold the disputed amounts from payment hereunder until the dispute is resolved. Further, TSYS may not invoice any fee or other charge, including any amount to compensate for the inaccurate calculation of interchange fees or charges, more than one hundred and twenty (120) days after the end of the month in which the applicable Merchant Services relating to such fees or charges were provided or, if a particular fees or charge is not associated with a Merchant Service, the month in which such fee or charge should have accrued hereunder. Failure by TSYS to invoice within such one hundred and twenty (120) day period shall constitute a conclusive and binding waiver to any claim for payment by COMPANY for such fees and charges. All disputes under this Subsection, if not settled by the parties, will be settled pursuant to Subsection 10.6 of this Agreement.

3.3 Adjustment in Fees/Reimbursable Expenses. The fees and other charges/amounts stated in the exhibits attached hereto shall be guaranteed for the Term, except that Reimbursable Expenses (a) shall be adjusted to directly reflect any increase or decrease in the pass-through fees charged to TSYS by the applicable third party vendor/provider/entity and (b) may be adjusted to incorporate as a Reimbursable Expense (which shall comply with the requirements of Section 3.1.3 above), any new variable charge to TSYS that is imposed on a per unit basis by either Visa, MasterCard, another supported network or any applicable federal or state governmental agency or regulatory authority, pursuant to a change in (i) the applicable rules, regulations or operating procedures of such network or (ii) the applicable laws of such agency or authority. Any such change shall become effective on the effective date of the rate change; provided that TSYS provides COMPANY with at least (A) ninety (90) days prior written notice of any increase or (B) the amount of notice that TSYS receives if such notice to TSYS is less than ninety (90) days.
3.4 Minimum Processing Transaction Fees. Company agrees to pay applicable fees for a minimum number of Switched Transactions as, and for the period, set forth in Exhibit “A” (the “Minimum Transaction Fees”).
4. TERM OF THE AGREEMENT
4.1 Initial Term. The term of this Agreement shall begin on July 1, 2009 (“Effective Date”) and, unless earlier terminated as provided herein, shall continue in full force and effect for a period of four (4) years (“Initial Term”).
4.1.1 Renewal. Upon the expiration of the Initial Term of this Agreement, this Agreement shall be automatically renewed for consecutive one (1) year terms thereafter (“Renewal Term”) until and unless terminated as provided hereunder. The Initial Term and Renewal Terms, if any, are collectively referred to herein as the “Term”.
4.2 Termination at End of Initial Term or Renewal Term. Subject to providing at least one hundred eighty (180) days prior written notice to TSYS, COMPANY may terminate this Agreement at the end of the Initial Term or at the end of any Renewal Term. TSYS may terminate this Agreement at the end of the Initial Term or at the end of any Renewal Term by giving at least one hundred eighty (180) days prior written notice to COMPANY.
4.3 Termination by TSYS. TSYS may terminate this Agreement in the event COMPANY fails to make or adequately and timely provide for the payment of undisputed fees and undisputed Reimbursable Expenses due hereunder, but only if TSYS gives COMPANY written notice of such failure and COMPANY fails to remedy such failure within thirty (30) days after its receipt of said notice. Upon the expiration of the thirty (30) day period provided for above, TSYS may terminate this Agreement by giving COMPANY written notice, which termination shall be effective immediately upon COMPANY’s receipt of such notice. If such failure to pay is remedied by COMPANY within such thirty (30) day period, then this Agreement shall continue as though no such notice had been given.

4.4 Early Termination by COMPANY. COMPANY may terminate this Agreement without cause or for convenience at any time during the Initial Term or any subsequent Renewal Term by giving at least one hundred eighty (180) days prior written notice to TSYS. In the event COMPANY elects to terminate this Agreement without cause or for convenience pursuant to this Subsection, and such termination is effective before the last day of the Initial Term, COMPANY shall pay TSYS a termination fee as provided below. The termination fee shall be equal to (a) the dollar value of the Minimum Transaction Fees that COMPANY would have been obligated to pay in the year in which this Agreement is terminated and each subsequent year remaining in the Initial Term of this Agreement, per Subsection 3.4 above, minus (b) the Switched Transaction fees payable on Switched Transactions processed in the year of termination (up to and including the date of termination) and Switched Transaction Fees payable on Switched Transactions processed during the [***] days following the effective date of termination, should COMPANY continue to utilize the Merchant Services during such period. TSYS’ reasonable, good faith estimate of fifty percent (50%) of the termination fee shall be invoiced on the date of termination, due and payable within thirty (30) days of COMPANY’s receipt of the invoice per Section 3.1 above. The remainder of the termination fee shall invoiced as part of TSYS’ final invoice for Merchant Services following full Deconversion of Merchant Services per Subsection 4.7 below, which shall also be due and payable within thirty (30) days of COMPANY’s receipt of the invoice per Section 3.1 above.
4.5 Default and Remedies. If either party fails to comply with or perform any material term or condition of this Agreement (except for the service levels set forth in Section 2 of Exhibit “C”, which termination rights are addressed in Subsection 2.8 of Exhibit “C”), required to be complied with or performed by that party (which shall be deemed to include any failure that has a material financial or operational impact on the other party), the other party, in addition to any other rights and remedies it may have, shall have the right to terminate this Agreement without paying a termination fee; provided, however, that the party seeking to terminate this Agreement gives the other party a written notice of such failure claimed to be a breach of a material term or condition of this Agreement and the party receiving said notice fails to remedy the breach within thirty (30) days after its receipt of said notice, provided that if such party works diligently and in good faith to cure the breach following its receipt of said notice but such breach is not capable of being cured within thirty (30) days, it may have up to sixty (60) additional days to cure such breach if it provides to the other party, within the initial thirty (30) day cure period, a reasonable plan of action for curing the breach within the additional sixty (60) period. If the material breach is not remedied by the defaulting party within the thirty (30) day period or, if applicable, the additional sixty (60) day period provided for above, the non-defaulting party may terminate this Agreement by giving the defaulting party written notice effective immediately. If the material breach is remedied by the defaulting party within the applicable cure period, then this Agreement shall continue as though no such notice had been given.

4.6 Effect of Termination. Termination of this Agreement shall not (i) terminate COMPANY’s obligations to pay TSYS fees for all services performed and Reimbursable Expenses incurred under this Agreement prior to the discontinuance of performance of Merchant Services by TSYS hereunder or (ii) otherwise act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms. Either party’s termination of this Agreement shall be without prejudice to any other right or remedy that it may have at law or in equity, and shall not relieve either party of breaches occurring prior to the effective date of such termination. Within ten (10) days after the full Deconversion of all Merchant Services hereunder, TSYS shall, at its sole expense, return to COMPANY (or destroy, at COMPANY’s sole election) all COMPANY Materials and COMPANY Confidential Information (and all copies and extracts thereof) then in the possession or under the control of TSYS and its current or former employees and subcontractors (excluding transaction data customarily retained by TSYS in the normal course of business, which shall remain subject to the confidentiality and security obligations herein) and if requested, shall furnish to COMPANY an affidavit signed by an officer certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.
4.7 Deconversion. Beginning upon either party’s issuance of any notice of termination (regardless of the basis for termination), TSYS shall cooperate with COMPANY, and provide all assistance reasonably requested by COMPANY, in transferring processing promptly and smoothly to any other processor designated by COMPANY (i.e. Deconversion) (“Deconversion Assistance”), provided however, that COMPANY may be required to pay all undisputed fees and Reimbursable Expenses prior to completion of Deconversion activities in the event TSYS has terminated this Agreement due to COMPANY’s failure to pay such fees and Reimbursable Expenses when due. As part of the Deconversion Assistance, TSYS shall make available to such processor all COMPANY data and information TSYS possesses regarding COMPANY’s merchants, customers, partners and/or accounts, in such form and format as COMPANY may reasonably request, together with adequate instructions concerning the format and means of accessing COMPANY’s data.
4.7.1 Deconversion Plan. Upon the issuance of notice of termination by either party, TSYS shall prepare a reasonably detailed plan for the orderly Deconversion of the Merchant Services and the transition to another processor (“Deconversion Plan”) and shall present the Deconversion Plan to COMPANY for review and approval within fifteen (15) days. TSYS shall ensure that the Deconversion Plan: (A) is structured to prevent any degradation of quality or level of the Merchant Services, or interruption to the Merchant Services, during the Deconversion; (B) specifies the TSYS personnel and other resources that will perform the Deconversion; (C) specifies all tasks and resources necessary to effect the Deconversion as efficiently as possible, being certain to address tasks and resources similar to those needed for initiating the Merchant Services; and (D) sets out a timetable and process for effecting Deconversion in an efficient manner. Once approved by COMPANY, the Deconversion Plan shall be executed to achieve the Deconversion.

4.7.2 Deconversion Fees. Upon each Deconversion (other than Deconversions arising from termination by TSYS under Subsection 4.2 or by COMPANY under Subsection 4.5, 10.4, 10.9.4 or 10.20 or Subsection 2.8 of Exhibit “C”), COMPANY shall pay TSYS for the following:
4.7.2.1 TSYS’ hourly charges for all services provided by TSYS for the Deconversion at the rates specified in Exhibit “B”; and
4.7.2.2 All reasonable out of pocket expenses actually incurred by TSYS in connection therewith, including costs of magnetic tapes, disks, punch cards, or other storage devices or media transferred by TSYS.
COMPANY shall not be obligated to pay the foregoing fees or expenses with respect to Deconversions arising from termination of this Agreement by TSYS under Subsection 4.2 or by COMPANY under Subsections 4.5, 10.4, 10.9.4 or 10.20 or Subsection 2.8 of Exhibit “C”.
4.7.3 Time of Payment of Deconversion Fee. Any payments to be made by COMPANY to TSYS under Subsection 4.7 shall be made within thirty (30) days of the receipt by COMPANY of an invoice from TSYS including such fees and expenses.
4.8 Pricing After Termination. Following the termination date of this Agreement, COMPANY shall be entitled to receive, and TSYS shall continue to provide, until the Deconversion is compete, Deconversion Assistance and the Merchant Services with no minimums, which Merchant Services will be provided at the rates in effect immediately prior to termination, provided that in the event TSYS has terminated the Agreement for cause based upon COMPANY’S failure to pay fees and Reimbursable Expenses when due, then the Merchant Services will be provided at TSYS’ then current standard tier pricing as of the effective date of termination (not to exceed [***] above the rates COMPANY is paying to TSYS immediately prior to termination of this Agreement). TSYS will not be obligated to provide Deconversion Assistance or Merchant Services for more than eighteen (18) months from the effective date of termination unless the failure to achieve a full Deconversion results from (i) TSYS’ delay or failure to comply with Subsection 4.7 or (ii) a cause beyond the reasonable control of COMPANY, in which case TSYS’ provision of Deconversion Assistance and Merchant Services shall be extended for a reasonable period to accommodate for such failure or cause, but with respect to causes under item (ii) above, not beyond an additional period of ninety (90) days.
5. CONFIDENTIAL INFORMATION
5.1 COMPANY Confidential Information. All information (including information of a business nature relating to COMPANY’S assets, liabilities, credit programs, customers, and/or other business affairs) which (i) is disclosed to TSYS by COMPANY, is disclosed in connection with this Agreement or otherwise becomes known by TSYS as a result of providing Merchant Services to COMPANY and (ii) is of such a nature and/or is disclosed under such circumstances that a reasonable person would consider such information to be confidential, is referred to herein as “COMPANY Confidential Information”. TSYS shall use COMPANY Confidential Information only for the purposes and in accordance with the terms and conditions set forth in this Agreement. TSYS shall not have the authority to use COMPANY Confidential Information for any other purpose or in any other manner.

5.2 TSYS Confidential Information. All information (including information of a business nature relating to TSYS’ assets, liabilities, credit programs, customers, or other business affairs) which (i) is disclosed to COMPANY by TSYS, is disclosed in connection with this Agreement or otherwise becomes known by COMPANY as a result of the provision of Merchant Services by TSYS and (ii) is of such a nature and/or is disclosed under such circumstances that a reasonable person would consider such information to be confidential, is referred to herein as “TSYS Confidential Information”. COMPANY shall use TSYS Confidential Information only for the purposes and in accordance with the terms and conditions set forth in this Agreement. COMPANY shall not have the authority to use TSYS Confidential Information for any other purpose or in any other manner.
5.3 Definition of Confidential Information. COMPANY Confidential Information and TSYS Confidential Information are referred to herein collectively as “Confidential Information”.
5.4 Protection of Confidential Information. Each party shall cause its directors, officers, employees, subcontractors, and agents to take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information of the other party. This shall not prohibit either party from disclosing such Confidential Information to persons required to have access thereto for the performance of this Agreement; provided, however, that prior to any such disclosure, such persons are notified of the confidential nature of such Confidential Information and are required by written agreement to protect and keep such Confidential Information confidential to the same standard that the disclosing party is obligated to keep the Confidential Information confidential hereunder. All Confidential Information, including records created therefrom, shall remain the property of the disclosing party and the receiving party shall provide such Confidential Information to the disclosing party or to another party upon the disclosing party’s request. In the event that either party hereto shall receive a request (subpoena, request for production, civil information demand, or similar administrative or judicially sanctioned request) to disclose Confidential Information to a third party, such party shall immediately notify the other, to the extent permitted, of the request and cooperate with such party in any lawful effort to comply, contest, or otherwise resist the request.
5.5 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement, including the fees for Merchant Services provided hereunder which are set forth in the exhibits attached hereto, are confidential. Neither party shall, without the express prior written consent of the other party, disclose such terms and conditions, including fees, to any other unaffiliated person, firm, or corporation; except that either party may disclose the terms and conditions of this Agreement: (i) to the extent legally compelled, provided, however, that prior to any such compelled disclosure, such party shall give the other party reasonable advance notice to the extent reasonably possible and shall cooperate with such other party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure, (ii) as required by applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (iii) in confidence, to legal counsel and accountants; (iv) in confidence, in connection with a proposed merger, acquisition or similar transaction; (v) in confidence, to banks and financing sources and their advisors for a reasonable business purpose; or (vi) as is reasonably necessary in connection with the enforcement of this Agreement or any rights hereunder.

5.6 Exclusions. TSYS’ and COMPANY’s obligations and agreements under Section 5 shall not apply to any information supplied that:
5.6.1 Is or becomes generally available to the public other than by breach of this Agreement;
5.6.3 Otherwise becomes lawfully available on a non-confidential basis from a third party who is not under an obligation of confidence to the disclosing party; or
5.6.4 Is independently developed by the receiving party without the use of Confidential Information provided by the other party.
In addition, the receiving party may disclose Confidential Information of the other party to the extent legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, the receiving party shall give the other party reasonable advance notice of any such disclosure and shall cooperate the other party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.
5.7 Customer Data. TSYS hereby acknowledges that COMPANY is subject to: (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq. (the “Act”); (b) applicable federal regulations implementing the Act (including those codified at 12 CFR Parts 40, 216, 332, 573, and 16 CFR Part 313); (c) other federal, state and local laws, rules, regulations, and orders relating to the privacy and security of personal information and cardholder/transaction data, in each of case (a)-(c), as such may be enacted, amended, supplemented or succeeded from time to time (collectively, “Customer Data Laws”). TSYS further acknowledges that, pursuant to Customer Data Laws, COMPANY is required to obtain certain undertakings from TSYS with regard to the privacy, use and protection of Customer Data (defined below) that TSYS may receive or otherwise have access to in connection with this Agreement. Therefore, notwithstanding anything to the contrary contained in this Agreement, TSYS agrees (i) that it shall not disclose or use any Customer Data except to the extent necessary to carry out its obligations under this Agreement and for no other purpose, (ii) that it shall not disclose Customer Data to any third party, including, without limitation, its third party service providers, without an agreement in writing from the third party to use or disclose such Customer Data only to the extent necessary to carry out TSYS’ obligations under this Agreement and for no other purposes, (iii) that it shall maintain, and shall require all third parties approved pursuant to the immediately preceding clause (ii) to maintain, effective information security measures to protect Customer Data from unauthorized disclosure or use, and (iv) to (A) promptly provide COMPANY with information regarding any failure of such security measures or any suspected or actual security breach related to Customer Data (subject to compliance with Law Enforcement) and (B) thereafter diligently keep COMPANY advised as to the status and process of such failure or threatened, suspected or actual breach (including any claims arising therefrom) and cooperate with COMPANY as required by the circumstances arising therefrom (including by promptly providing data and other information requested with respect thereto); and (v) it shall not otherwise use or disclose Customer Data in violation of applicable law. For the purposes of this Agreement, “Customer Data” means (1) any personally identifiable information of patrons who use any product or service made available by COMPANY or one of its Affiliates (including, but not limited to an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, the fact that an individual has a relationship with COMPANY or one of its Affiliates, or an individual’s account information), and (2) any cardholder account or transaction information.
5.8 Confidential Information/Customer Data Breach. If a party’s obligations under this Section 5 or Section 7 are breached, the breaching party must use all reasonable efforts to minimize the breach and to prevent the recipient of any Confidential Information or Customer Data from using same. Each party agrees that the other party would suffer immediate and irreparable harm in the event any such breach and that monetary damages may be inadequate to compensate the other party for any such breach.  Accordingly, in the event of a breach or a threatened breach of the provisions of this Agreement, and in addition to any other remedies that may be available, in law, in equity or otherwise, the non-breaching party shall be entitled to injunctive relief restraining the other party from such breach, or using any Customer Data obtained as a result of any actual breach.
Nothing herein shall be construed as prohibiting either party from pursuing any other remedy on account of such breach or threatened breach.
6. NETWORK CONFIGURATION
6.1 POS Access. COMPANY and COMPANY’s merchants, customers and partners will access TSYS’ system utilizing data communication protocols, transaction formulas and host computers or devices directly connected to TSYS and will be certified or approved by TSYS (which certifications and approvals shall not be unreasonably withheld or delayed and shall be based on reasonable criteria applicable to all TSYS’ customers generally).
6.2 Installation and Servicing. COMPANY and/or COMPANY’s merchants, customers or partners will be responsible for the installation, servicing, and maintenance of COMPANY Terminals and will be responsible for the connection of those devices to the network in accordance TSYS’ reasonable network requirements, provided to COMPANY in writing.
6.3 Modification of Network Configuration. TSYS reserves the right to change all or part of the protocols and the network configuration used by TSYS in providing the Merchant Services in accordance with Section 1.5.2 above.

7. INFORMATION SECURITY
7.1 Security Standard. TSYS will use commercially reasonable (but no less than industry standard) security measures for its computer systems and physical facilities designed to safeguard against (i) the unauthorized destruction, loss, alteration of, or access to COMPANY’s Confidential Information and Customer Data, whether such information is at or on TSYS’ systems or facilities or in transit, and (ii) the Merchant Services being provided to COMPANY hereunder being affected or interrupted. TSYS reserves the right to make changes in its security infrastructure and procedures from time to time, so long as the level of the security measures provided is not materially reduced.
7.1.1 Annually, during the Term, TSYS shall (i) have a nationally-recognized accounting firm conduct a “SAS70 Type II” audit in accordance with the Statement of Auditing Standards developed by the American Institute of Certified Public Accountants, and have such accounting firm issue a Service Auditor’s Report Type II (or substantially similar report in the event the SAS70 Type II auditing standard and/or a Service Auditors Report Type II are no longer an industry standard) which shall cover, at a minimum, security policies and procedures and controls, including without limitation, system security and physical security and (ii) have a nationally-recognized and certified auditor reasonably acceptable to COMPANY conduct a Technical Guideline #3, or TG-3, audit. TSYS shall provide COMPANY and its independent auditors with a copy of the SAS70 TYPE II and TG-3 audit reports promptly upon the completion thereof. Unless otherwise agreed by the parties, each audit shall be designed and conducted to facilitate periodic compliance reporting by COMPANY under the Sarbanes-Oxley Act of 2002 (and related regulations) and comparable laws in other jurisdictions.
7.1.2 If either the SAS70 TYPE II or TG-3 audit reports identify any issues or non-compliance, including without limitation, risks to TSYS’ computer systems and/or physical facilities which could result in the unauthorized destruction, loss, alteration of, or access to COMPANY’s Confidential Information or Customer Data or the Merchant Services being provided to COMPANY hereunder being materially affected, then a senior technology executive of TSYS shall promptly meet with a representative of COMPANY to discuss the matter and TSYS shall promptly take action to address the matter raised by the report to reduce the risk to COMPANY’s Confidential Information and Customer Data and otherwise cure such issue or non-compliance.
7.2 PCI Requirements. In addition to the obligations set forth above, and notwithstanding anything in this Agreement to the contrary, TSYS and COMPANY each will comply with and adhere to the payment card industry (“PCI”) data security standard (“DSS”) in effect from time to time, shall implement and maintain appropriate measures to comply with PCI DSS and, to extent required by applicable issuers or payment networks contracting with a party, such party shall require its vendors and suppliers to comply with PCI DSS and as well as PA-DSS. In the event a PCI representative or PCI authorized third-party seeks to conduct a security audit or review of TSYS or COMPANY at any time, including, without limitation, after an alleged or actual security intrusion, for the purpose of validating TSYS’ or COMPANY’s status, effectiveness or compliance with the PCI DSS, the audited party will fully cooperate with such audit or review. Each party shall immediately notify the other party in the event it has suffered a data breach or other system intrusion.

7.3 Background Checks. TSYS shall conduct background checks and maintain records on all individuals who shall have access to any COMPANY Confidential Information or Customer Data or who will otherwise be performing services hereunder. Individuals who have been convicted of a crime involving dishonesty, breach of trust, money laundering or moral turpitude are prohibited from having any such access and otherwise providing services to COMPANY unless COMPANY has expressly granted permission in writing. TSYS shall use reasonable efforts to determine whether its employees or contractors that will have access to any COMPANY Confidential Information or Customer Data or otherwise perform services have been convicted of any such crime or if charges for such offenses are pending or if the individual has entered into a pretrial diversion program or has been granted a deferred entry of judgment with respect thereto. If TSYS learns of such circumstances with respect to such any employee or contractor, to the extent permitted by applicable law, TSYS shall notify COMPANY in writing prior to the use of such employee or contractor in connection with this Agreement. If TSYS becomes aware of such circumstances after any such employee or contractor gains such access or begins performing hereunder, to the extent permitted by applicable law, TSYS shall so notify COMPANY immediately upon obtaining knowledge thereof. Upon receiving such notice, COMPANY shall determine, in its sole discretion, whether to allow the individual or entity to continue to have such access or perform hereunder.
8. INDEMNIFICATION, LIMITATION OF LIABILITY
8.1 TSYS Indemnification. TSYS shall be liable to and shall indemnify, defend, and hold COMPANY, its directors, officers, employees, representatives, successors, and permitted assigns harmless from and against any and all claims or demands by a third party, losses, liability, cost, damage, and expense, including litigation expenses and reasonable attorneys’ fees and allocated costs for in-house legal services, to which COMPANY, its directors, officers, employees, representatives, successors, and permitted assigns may be subjected or which it may incur in connection with any claims which arise from or out of or as a result of (i) TSYS’ breach of this Agreement, (ii) the failure of TSYS to perform its duties and obligations under this Agreement, (iii) the negligence or willful misconduct of TSYS, its directors, officers, employees, agents, and Affiliates in the performance of their duties and obligations under this Agreement; or (iv) a claim that a Merchant Service infringes or misappropriates any intellectual property right of a third party. TSYS shall be released from its obligations under this Subsection to the extent such third party claims, demands, damages, costs, liabilities, losses, and expenses result from the negligence, gross negligence, or intentional misconduct of COMPANY, its directors, officers, employees, representatives, successors, and permitted assigns.

8.2 COMPANY Indemnification. COMPANY shall be liable to and shall indemnify, defend, and hold TSYS, its directors, officers, employees, representatives, successors, and permitted assigns harmless from and against any and all claims, demands by a third party, losses, liability, cost, damage, and expense, including litigation expenses and reasonable attorneys’ fees and allocated costs for in-house legal services, to which TSYS, its directors, officers, employees, representatives, successors, and permitted assigns may be subjected or which it may incur in connection with any claims which arise from or out of or as the result of (i) COMPANY’s breach of this Agreement, (ii) the failure of COMPANY to perform its duties and obligations under this Agreement, or (iii) the negligence or willful misconduct of COMPANY, its directors, officers, employees, agents, and Affiliates in the performance of their duties and obligations under this Agreement. COMPANY shall be released from its obligations under this Subsection to the extent such third party claims, demands, damages, costs, liabilities, losses, and expenses result from the negligence, gross negligence, or intentional misconduct of TSYS, its directors, officers, employees, representatives, successors, and permitted assigns.
8.3 Force Majeure. Except as provided herein in this Agreement, in no event shall TSYS or COMPANY be liable with respect to the failure of its duties and obligations under this Agreement, other than an obligation to pay money, which is attributable to acts of God, war, terrorism, conditions or events of nature, civil disturbances, fire or other similar events beyond its control (a “Force Majeure Event”); provided that (i) such party gives the other party prompt written notice of the failure and the reason therefore and uses its reasonable efforts to limit the impact and duration of such failure except and (ii) the failure could not have been prevented by reasonable precautions. Notwithstanding the foregoing, the limitation of liability provided under this Subsection 8.3 shall not apply with respect to TSYS’ failure to comply with its obligations under Subsection 10.9, nor any failure by TSYS to perform any other duties or obligations resulting from a failure to comply with Subsection 10.9.
8.4 Special Damages. Except to extent arising from any fraud, in no event will either party be liable for any special, consequential, or punitive damages, including but not limited to, lost profits, even if such party knew of the possibility of such damages.
8.5 Limitation of Liability. Except with respect to the parties’ obligations under Sections 5 and 7, or to extent arising from any fraud or a claim that the Merchant Service infringes or misappropriates any intellectual property right of a third party, and COMPANY’s obligation to pay for Merchant Services, the liability of either party hereunder to the other (or to any party claiming by, through or under a party hereunder), shall be limited in the aggregate for the Initial Term and for all subsequent Renewal Terms of this Agreement to [***] With respect to claims arising under Section 5 or 7, the liability of either party hereunder to the other (or to any party claiming by, through or under a party hereunder), shall be limited in the aggregate for the Initial Term and for all subsequent Renewal Terms of this Agreement to [***]
8.6 Statute of Limitations. If and to the extent that a party (the “Reporting Party)” fails to report the other party’s failure to perform hereunder within two (2) years of when such failure to perform is known to the Reporting Party, the other party shall not be liable with respect to any loss, liability, cost, damage or expense caused by such failure to perform and incurred by the Reporting Party prior to its report of such failure.

9. NOTICES
9.1 Address. Any written notice required or permitted to be given by COMPANY to TSYS hereunder shall be addressed to:
TSYS ACQUIRING SOLUTIONS, L.L.C.
Attention: Legal Department
8320 South Hardy Drive
Tempe, AZ 85284
480.333.8604 (fax)
and any written notice required or permitted to be given by TSYS to COMPANY under this Agreement shall be addressed to:
GLOBAL CASH ACCESS, INC.
Attention: Chief Executive Officer
3525 Post Road, Suite 120
Las Vegas, NV 89120
702.262.5039(fax)
with a copy to:
GLOBAL CASH ACCESS, INC.
Attention: General Counsel
3525 Post Road, Suite 120
Las Vegas, NV 89120
702.262.5039(fax)
9.2 Form of Notice. All written notices provided for hereunder shall be delivered in person, by facsimile, or shall be sent by courier or by certified mail with a return receipt requested and shall be effective when delivered or, in the case of certified mail, when deposited in the United States Post Office, postage prepaid and addressed as provided above. The parties to this Agreement, by notice in writing, may designate another address or office to which notices shall be given pursuant to this Agreement.
10. ADDITIONAL PROVISIONS
10.1 Relationship of Parties. Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between COMPANY and TSYS.
10.2 Assignment. This Agreement shall not be assignable in whole or in part by COMPANY or TSYS without the other party’s prior written consent, except that such consent shall not be required for the assignment of this Agreement (i) to any entity that is controlled by the assigning party, its Affiliate, which assignment shall not relieve the assigning party of any obligation hereunder or (ii) to a third party that acquires all or substantially all of a party’s assets or business to which this Agreement relates (whether by merger, stock sale, asset sale, or other transaction).

10.3 Authority. Each party to this Agreement hereby represents and warrants to the other that it has the full right, power, and authority to enter into and perform this Agreement in accordance with all of the terms, provisions, covenants, and conditions hereof and that the execution and delivery of this Agreement has been duly authorized by proper corporate action.
10.4 Insolvency. In the event either party to this Agreement shall cease conducting business in the ordinary course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets or shall avail itself of or become subject to any proceeding under the federal bankruptcy laws of any statute or any state relating to insolvency or the protection of the rights of creditors, which is not dismissed within ninety (90) days, then, at the option of the other party hereto, this Agreement may be terminated by the non-defaulting party in accordance with Subsection 4.5 and be of no other force and effect and any property or rights of such other party, tangible or intangible, shall forthwith be returned to it.
10.5 Waiver. Any delay, waiver, or omission by COMPANY or TSYS to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by TSYS or COMPANY of any subsequent breach or default of the same or other terms, provisions, or covenants on the part of the other party.
10.6 Dispute. The following procedures shall be adhered to in all disagreements (“Disputes”) that arise under this Agreement, prior to the escalation of a Dispute to litigation.
In the event of a Dispute, the party asserting the Dispute shall notify the other party of the nature of the Dispute with as much detail as possible, including a detailed description of the exact items and amounts disputed, if applicable, the provision of the Agreement or other authority for the asserted Dispute, and a copy of all supporting documentation. COMPANY’s representative and TSYS’ representative shall confer, in person or by telephone, within five (5) business days of the date of notification for the purpose of negotiating a resolution of the Dispute and, if applicable, determining the corrective action to be taken by the respective parties.
If the parties’ representatives are unable to resolve the dispute, or to agree upon the appropriate corrective action to be taken, within fifteen (15) business days of notification of the Dispute, or if any of the completion dates in the corrective action plan are later exceeded, then either party may initiate legal proceedings in accordance with Subsection 10.17 below. The foregoing procedures shall not limit or delay the right of either party to seek provisional or ancillary remedies. Pending resolution of the Dispute, and unless or until this Agreement is terminated in accordance with the provisions hereof, both parties will continue their performance of their obligations under this Agreement in good faith, including without limitation, the payment of all amounts due to the other party that are not in dispute. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Dispute relating to or arising out of a notice of default, the dispute resolution process described herein shall not be interpreted to shorten or otherwise modify the applicable default cure period provided herein.

10.7 Record Retention. During the Term and for three (3) years thereafter (or such other period as may be required by the rules of an applicable card association or by applicable law), TSYS shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by COMPANY hereunder, in accordance with generally accepted accounting principles applied on a consistent basis. TSYS agrees to provide COMPANY with documentation and such other information with respect to each invoice as may be reasonably requested by COMPANY to verify accuracy and compliance with the provisions of this Agreement.
10.8 Audit. TSYS agrees that it, its facilities, processes, hardware and software used in connection with this Agreement, and its the performance of the Merchant Services hereunder, are subject to audit and examination by COMPANY itself, a third party authorized representative of the COMPANY (which third party representative agrees to a written confidentiality agreement with provisions substantially similar to the terms imposed on COMPANY in Section 5), its auditors, federal bank examiners, and/or representatives of other federal and state regulatory agencies (including Gaming Authorities, as defined in Subsection 10.20 below). Upon receipt of written notice at least five (5) days in advance of any audit or examination request (or such shorter period as may be required by federal bank examiners and/or representatives of other federal and state regulatory agencies), TSYS will allow such auditors and/or examiners access to the TSYS’ place of business during normal business hours and furnish such auditors and/or examiners with access, information, data and reports as are reasonably requested by them. Notwithstanding anything in this Subsection to the contrary, neither party will be responsible to furnish, or provide access to, any information which is not related to the other party’s business, the provision of Merchant Services or other matters under this Agreement, except to the extent otherwise required by federal bank examiners and/or representatives of other federal and state regulatory agencies.
10.9 Business Continuity.
10.9.1 General. TSYS has created and shall maintain and comply with, at its own expense, a comprehensive disaster recovery plan (“Disaster Recovery Plan”) and comprehensive business continuity plan (the “Business Continuity Plan” and, together with the Disaster Recovery Plan, the “DR/BC Plans”) through which it shall be able to perform its obligations under this Agreement with minimal disruptions or delays. TSYS represents and warrants that the Disaster Recover Plan (i) includes processes and procedures to fully restore the Business Critical Services (as defined in Exhibit C) within ten (10) minutes of an outage (regardless of whether the event causing the outage is on a local or national level) and (ii) requires TSYS to maintain fully redundant processing centers at a minimum of two (2) separate locations and an additional/third secured data storage facility with full backups of all data relating to this Agreement that is geographically distant from the processing centers. TSYS shall: (a) provide a reasonably detailed summary of its DR/BC Plans, backup capabilities and redundant processing facilities to COMPANY within fifteen (15) days of the Effective Date and again each time a material change is made; (b) provide COMPANY with access, at TSYS’s facilities from time to time upon written request, to a complete copy of its DR/BC Plans and proof of backup capabilities and redundant processing facilities for review by COMPANY on premises only and COMPANY may not copy any portion nor remove such materials from TSYS’s premises; and (c) by December 31, 2009, revise the DR/BC Plans into consolidated plans covering both the Merchant Services and services provided to COMPANY by Infonox.

10.9.2 Testing. TSYS shall fully and successfully exercise all aspects of the DR/BC Plans at least semiannually in a live production environment. Any deficiencies found in the applicable plan or its execution will be identified to COMPANY and remediated within thirty (30) days at TSYS’ expense.
10.9.3 Changes. TSYS will revise the DR/BC Plans to reflect changes in its environment and infrastructure and as necessary to meet or exceed regulatory agency contingency planning requirements. TSYS shall notify COMPANY of any material change that it wishes to make to a DR/BC Plan. No change shall degrade the quality of the DR/BC Plans or have a material impact on the Merchant Services.
10.9.4 Notification of Event. TSYS shall notify COMPANY as soon as possible under the circumstances after the occurrence of any event that materially effects or could materially affect TSYS’ performance of the Merchant Services or that otherwise warrants execution of either DR/BC Plan (a “Plan Event”) and shall execute the DR/BC Plans at no cost to COMPANY. TSYS will provide COMPANY with regular updates during a Plan Event and the recovery process and (ii) a means of communication whereby COMPANY can receive regular updates and monitor progress as information becomes available.
10.10 Insurance. TSYS agrees to retain insurance on its property for the replacement value of such property and to retain general liability insurance including broad form contractual insurance, each in an amount not less than One Million dollars per occurrence ($1,000,000.00) and Two Million dollars ($2,000,000) General Aggregate Limit.
TSYS will maintain Umbrella / Excess Liability insurance in an amount not less than Five Million dollars ($5,000,000) per occurrence / annual aggregate.
TSYS will maintain Fidelity/Crime insurance in an amount not less than Five Million dollars per occurrence ($5,000,000.00) and Ten Million dollars ($10,000,000) for all claims in the aggregate, errors and omissions insurance that covers TSYS’ and its contractors’ errors and omissions in their performance under this Agreement in an amount not less than Five Million dollars per occurrence ($5,000,000.00) and Ten Million dollars ($10,000,000) for all claims in the aggregate.
The insurers selected by TSYS shall have an A.M. Best rating of A- or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.
TSYS shall furnish COMPANY, prior to commencing Merchant Services under this Agreement and at any time upon COMPANY’s request, with certificate(s) of insurance (in form and substance reasonably satisfactory to COMPANY) evidencing such coverage and TSYS shall endeavor to notify COMPANY at least thirty (30) days prior to any cancellation or material change in coverage. Upon any cancellation of any insurance policy required hereby, and prior to the effective date thereof, TSYS will endeavor to provide COMPANY certificate(s) regarding any replacement insurance, issued by an insurance company setting forth the requirements above. The General Liability, Umbrella, and Property policies to be obtained and maintained hereunder shall be endorsed to provide that such policies provide primary coverage on all claims arising from or in connection with Merchant Services performed for or on behalf of COMPANY hereunder.

10.11 Off-site Storage. Throughout the Term and thereafter until a complete Deconversion is achieved and COMPANY’s data files have been delivered to COMPANY, TSYS agrees to maintain and retain:
10.11.1 Offsite storage for each of COMPANY’s data files used in connection with processing services provided by TSYS under this Agreement (including all Customer Data and all other data created, stored or otherwise maintained hereunder), which data files shall be maintained and stored for a period of at least seven (7) years (or such longer period as may be required by applicable laws, regulations or transaction network rules) in accordance with reasonable accessibility guidelines and requirements mutually agreed by the parties (which agreement shall not be unreasonable withheld or delayed);
10.11.2 A backup power supply system to guard against electrical outages; and
10.11.3 Adequate backup for on-line communications provided that COMPANY maintains an appropriate modem for such on-line communications as specified by TSYS.
TSYS shall promptly (i) replace or regenerate from TSYS’ media any data, programs or information of COMPANY that is lost or damaged by TSYS and (ii) provide COMPANY with access to and/or copies of COMPANY’s data files if and when requested by COMPANY.
10.12 Property Rights.
10.12.1 Any software (including but not limited to, programs and programming tools) and associated documentation and manuals developed by TSYS and used by TSYS to fulfill its obligations under this Agreement (excluding the COMPANY Materials, defined below) shall be the sole and exclusive property of TSYS even if COMPANY assisted TSYS in the development or modification of such software, documentation or manuals (the “TSYS Software”) and, except as otherwise provided herein, COMPANY shall have no interest whatsoever in and to such software, documentation and manuals.
10.12.2 As used herein, “COMPANY Materials” means (i) any software and associated documentation or manuals provided or made available by COMPANY in connection with this Agreement and modifications or enhancements thereto (by whomever produced); and (ii) any data, information, content, and other materials prepared by or transmitted by, to or for COMPANY or its merchants, customers or partners through the use of or by or through the Merchant Services (including, without limitation, Customer Data and other data generated in connection with processing transactions). The COMPANY Materials shall be the sole and exclusive property of COMPANY (even if TSYS assisted COMPANY in the development or modification thereof) and, except as otherwise provided herein, TSYS shall have no interest whatsoever in and to any COMPANY Materials.

10.12.3 For the avoidance of doubt, and notwithstanding anything herein to the contrary, TSYS hereby grants to COMPANY (i) a non-exclusive, worldwide right and license to reproduce, install and otherwise use in connection with the Merchant Services any TSYS Software code that may provided to COMPANY hereunder, if any (e.g. terminal or front end software) and (ii) to the extent TSYS has any right, title or interest in any transaction, data or message formats utilized by COMPANY in connection with this Agreement, a worldwide, perpetual, irrevocable, unlimited right and license to utilize such formats (including any modifications thereto), whether in connection with the Merchant Services or otherwise. For the avoidance of doubt, the software referred under item (i) above shall not include any software separately licensed to COMPANY by Infonox or any of Infonox’s subsidiaries.
10.12.4 Except as otherwise provided herein, including Subsections 10.12.1 through 10.12.3, each party will retain all of its right, title and interest (including any intellectual property rights) that it may have in and to any concepts, ideas, know-how, techniques or other subject matter that it may develop.
10.12.5 TSYS acknowledges and agrees that it has no claim, right, title or interest in any settlement receivables that it processes hereunder and will not to assert any lien, claim or encumbrance or right of offset against any such settlement receivables. TSYS further agrees to execute and deliver such other reasonable documents or instruments as may be necessary to memorialize and acknowledge the same to third parties from time to time as requested by COMPANY.
10.13 Hiring with Consent. During the Term and thereafter until the Merchant Services have been fully Deconverted, and for an additional period of one (1) year subsequent to such Deconversion (the “Protected Period”), neither TSYS nor COMPANY, without the prior written consent of the affected party, shall hire, seek to hire or refer for other employment, any employee of such affected party employed or utilized by such affected party during the Protected Period.
10.14 Binding Nature. Subject to Subsection 10.2, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their representatives and their respective permitted successors and assigns.
10.15 Section Headings. Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement and should not be used to construe or interpret this Agreement.
10.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and all prior negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof are superseded hereby. Specifically, and for the avoidance of doubt, (i) the existing Processing Services Agreement dated September 1, 2005, originally executed by Cash Systems, Inc. and Vital Processing Services, L.L.C. (now TSYS), are hereby terminated with no termination fees payable to TSYS and the fees chargeable thereunder shall not apply with respect to any services provided hereunder and (ii) agreements between COMPANY (and/or its Affiliates) and Infonox on the Web or Infonox, Inc. (collectively, “Infonox”) shall not be superseded, terminated or replaced by this Agreement. Except as otherwise provided herein, no modification or amendment to this Agreement shall be effective unless and until set forth in writing and signed by both parties hereto.

10.17 Governing Law. This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of Delaware without reference to its conflicts of law provisions.
10.18 Survival. The terms of Sections 3.1, 3.2 and 3.3 (with respect to amounts accrued prior to the Deconversion of Merchant Services), 4.6, 4.7, 4.8, 5, 8, 9, 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19 and 10.21 shall survive the termination of this Agreement. Further, any other terms and conditions relating to TSYS’ provision of Merchant Services shall survive and continue until the Deconversion of Merchant Services (including Sections 1, 6, 7, 10.9, 10.10 and 10.20).
10.19 Mutual Negotiation. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.
10.20 Privileged License. TSYS acknowledges that COMPANY and its Affiliates may be subject to and exist because of privileged licenses issued by governmental and quasi-governmental authorities responsible for or involved in the regulation of gaming or gaming activities (“Gaming Authorities”). If TSYS is requested by any Gaming Authority to provide any information or obtain any approval from any Gaming Authority, then TSYS shall provide all requested information and apply for and obtain all reasonably necessary approvals required or requested of TSYS by such Gaming Authority, and, if TSYS thereafter fails to provide such requested information or apply for and obtain such necessary approvals, or if COMPANY or any of COMPANY’s Affiliates are directed to cease business with TSYS by a Gaming Authority, or if COMPANY shall in good faith determine, in COMPANY’s reasonable judgment, that TSYS is or is intending to engage in any activity or relationship that will or shall reasonably jeopardize COMPANY’s or any of COMPANY’s Affiliates’ privileged licenses, then (a) TSYS shall exercise its best efforts, in good faith, to remedy such issues, which may include terminating a relationship with the person who is the source of such issue if requested by COMPANY and (b) if, following such exercise of best efforts, TSYS is unable to remedy the issues, as determined by COMPANY in its reasonable discretion, or if COMPANY is required to do so by any Gaming Authority, COMPANY may, to the extent permitted by the Gaming Authorities, terminate this Agreement and its relationship with TSYS without further obligation to TSYS. To the extent permitted by the Gaming Authorities, any right or obligation of either party hereunder existing or accrued prior to any termination of this Agreement in accordance with the foregoing shall not be affected or impaired in any manner by such termination.
10.21 Subcontractors. If TSYS uses any subcontractor in connection with this Agreement, TSYS shall cause each subcontractor to comply with the terms and conditions of this Agreement and shall be responsible for the acts and omissions of subcontractors as if such acts and omissions had been the acts and omissions of TSYS.

10.22 No Interference with Business; Exclusive Cash Access Services Provider.
10.22.1 TSYS agrees that during the Term and thereafter until the Merchant Services have been fully deconverted, TSYS shall not and shall cause its Affiliates not to directly or indirectly divert or attempt to divert from COMPANY (or any COMPANY Affiliate) any business of any kind in which it is engaged (including, without limitation, the solicitation of or interference with any of its suppliers or merchants, customers or partners).
10.22.2 During the Term hereunder (which shall not include any period of Deconversion after the termination date), TSYS agrees that it will not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the world, market, sell, license or otherwise provide any product or service for use in processing Cash Access Transactions (i) conducted in any facility, resort or property with gaming operations (including, without limitation, areas of such facility, resort or property that are off or outside the gaming floor) or (ii) otherwise conducted for the primary purpose of gaming, including, without limitation, Telebet, YouBet and phone wagering (each a “Gaming Cash Access Transaction”). However, the definition of Gaming Cash Access Transaction excludes Cash Access Transactions conducted for gaming/wagering provided by Internet Gaming Merchants via the Internet (but not gaming/wagering that may be offered by such merchant by phone or in-person). Further, and for the avoidance of doubt, Cash Access Transactions do not include Retail POS Transactions and Retail POS Transactions do not include Cash Access Transactions.
10.22.3 If TSYS desires to provide a product or service for use in connection with Gaming Cash Access Transactions to a person or entity other than COMPANY, TSYS shall first deliver to COMPANY a written notice (the “Notice”) stating: (i) TSYS’ bona fide intention to provide the product or service to such person or entity; (ii) the name of the person or entity; (iii) in reasonable detail, the purpose of the implementation and the functions that will be performed or enabled through the implementation, (iv) the fees and other consideration that will be paid or otherwise provided by the person or entity; and (v) the material terms and conditions of the proposed transaction. Further, TSYS shall provide COMPANY with any additional information regarding the proposed transaction as may be reasonably requested by COMPANY. COMPANY shall inform TSYS in writing within ten (10) business days following its receipt of Notice and any such additional information, if COMPANY intends to provide any similar product or service to such person or entity (or the casino itself) or otherwise objects to such transaction, and if COMPANY does not have such intention or objection, TSYS may proceed with such transaction with such person or entity strictly in accordance with the terms and description set forth in the Notice and as otherwise agreed by COMPANY; provided that, and for the avoidance of doubt, TSYS otherwise complies with the terms and conditions of this Agreement (including Section 5 and Subsection 10.22.1).
10.22.4 As used herein: (i) “Cash Access Transactions” means any transaction involving the use of a financial instrument (including, without limitation, a check, credit card, ATM card, debit card, or ticket that can be redeemed for cash or credit) for the primary purpose of getting cash or obtaining credit; (ii) “Retail POS Transactions” means any transaction involving the use of a financial instrument for the primary purpose of obtaining goods or services (other than casino gaming services) (e.g. hotel room, retail shop and dining charges); and (iii) “Internet Gaming Merchant” means a merchant that offers gaming/wagering via the Internet.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date of COMPANY’s signature below, effective July 1, 2009.

GLOBAL CASH ACCESS HOLDINGS, INC.	TSYS ACQUIRING SOLUTIONS, L.L.C.

Signature	Signature

Print Name	Print Name

Title	Title

Date

Exhibit A
Point-of-Sale Service Descriptions and Pricing/Reimbursable Expenses
1.	Switched Transaction Fees
The rates delineated in the table below will be charged per Switched Transaction. Fees below cover charges for the authorization, capture and the settlement per transaction. A “Switched Transaction” means a completed or attempted point-of-sale transaction and, for each such transaction, includes/represents the combination of the authorization, capture and settlement of such single “Switched Transaction” (meaning there is one fee for all activity conducting in processing a Switched Transaction). Switched Transactions do not include Unbundled Transactions or Gateway Transactions (defined below).

1.1	2009 Switched Transaction Fee, per transaction	[***]
1.2	2010, 2011, and 2012 Switched Transaction Fee, per transaction

Fee per
	Annual	Switched
Tier	Transaction Volume	Transaction	Applies To
1	[***]	[***]	Price for first [***] transactions per year.
2	[***]	[***]	Price for next [***] transactions per year.
3	[***]	[***]	Price for next [***] transactions per year.
4	[***]	[***]	Price for all transactions above [***] per year.
1.3	2013 Switched Transaction Fee, per transaction

The per Switched Transaction fee in 2013 will be equal to the average Switched Transaction Fee billed to COMPANY per Switched Transaction in 2012 (i.e. divide the total Switched Transaction Fees payable for the year by the total number of Switched Transactions).

For the avoidance of doubt, the parties acknowledge and agree that if the authorization of a Switched Transaction is attempted but denied by the applicable issuer, (i) COMPANY must still pay the applicable Switched Transaction fee and (ii) the volume of such attempted authorizations shall be counted in the Switched Transaction volume used in determining the applicable fees/volume tiers above and the annual minimum commitment below.

1.4	Dial Surcharge. Per dial transaction	[***]
1.5	Minimum Switched Transaction Fees.

Company agrees, beginning on [***] (“Start Date”), to pay Switched Transaction Fees for a minimum number of Switched Transactions per contract year for the Initial Term, as set forth below:

Time Period	Switched Transaction Minimum Commitment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

If, at the end of any of the time periods specified above, the number of Switched Transactions processed during such period is less than the specified Switched Transaction minimum commitment, TSYS’ invoice covering the last calendar month in such period shall include applicable Switched Transaction Fees for such shortfall in Switched Transactions.
2.	Other Transaction Fees
2.1
Unbundled Transactions. For international transactions where COMPANY utilizes another processor for either an authorization, capture or clearing and settlement of such transaction (each an “Unbundled Transaction”), then the following will apply:

•	The fee structure will be:

•	Authorizations, per authorization:		[***]

•	Captures, per captured transaction		[***]

•	Clearing & Settlement, per transaction	[***]
•	Unbundled Transactions will not be included in either the volume of Switched Transactions for tiered-pricing purposes, or in the volumes applied towards the Switched Transaction minimum.

•
The parties shall mutually agree upon, in good faith on a case-by-case basis, a method for identifying Unbundled Transactions (e.g. by country, acquirer or issuer bin range) to enable Unbundled Transactions to be invoiced separately from Switched Transactions described above.

2.2
Gateway Transactions. For transactions for which TSYS does not provide any authorization, capture or settlement processing, but instead forwards such transaction to another party on COMPANY’s behalf for processing (e.g. Jetco & CUP transactions initiated in Asia) (each a “Gateway Transaction”), COMPANY agrees to pay a gateway fee of [***].

3.	IP Frame and Residency Charges
3.1	Terminal Related Fees

ATM and Terminals: key management; key load, reload, per terminal.	$	[***]
N.B.1	GCA will continue to inject and manage their own keys.

N.B.2	Only applicable to terminals when company decides to use TSYS key load process.

3.2.	VirtualNet, Stage-Only, and MCFS® Residency Fees

3.2.1	VirtualNet® IP Residency Fee per terminal, per month	$	[***]

3.2.2	VirtualNet® SSL / SET Residency Fee per terminal, per month	$	[***]

3.2.3	Stage Only File Residency	$	[***]

3.2.4	MCFS File Residency	$	[***]

3.2.5	MCFS Updates	$	[***]
3.3.	IP Endpoint Setup Fees and Monthly Endpoint Fees

Existing Lines (including Monthly IP Frame Fees for Certegy Gaming):

The endpoint fees paid by COMPANY for existing lines in use by COMPANY as of the Effective Date will remain the same and continue to be charged until such lines are no longer required by COMPANY; provided that the fees for the following three IPF frames will be changed to [***] per month per line (to be charged for so long as such IPF frames are required by COMPANY):

Endpoint	Endpoint	Internal
Name	ID	ID	Size	Address
Certegy—Game Cash	Vtl220a	V6647016	56	11601 Roosevelt Blvd., St. Petersburg, Florida
Certegy—Game Cash	Vtl226a	V6991757	56	1850 Deming Way, Middleton, Wisconsin
FIS — Game Cash	Vtl282a	V1834159	56	350 E. Cermark, Chicago, Illinois
New Lines/Terminals
The following fees shall apply solely on a prospective basis, to the extent applicable, for new installations after the setup and conversion of all existing COMPANY Terminals for the Merchant Services.
IP merchants or their solution providers must establish a point to point link to support production transactions. There is a set up fee and a monthly fee associated with the endpoint on a per quote basis.
A backup method of communication is required. Options for the backup method include an additional circuit, an ISDN connection (maximum bandwidth 128K), SSL, or VPN. The backup will be tested as part of implementation.
3.3.1 Endpoint Setup Fees

Item	Set-up Fee
Circuit/ Per Circuit	[***]
T1 or Fractional	[***]
Router/ Per Router	[***]
ISDN/ Per ISDN Connection	[***]
Demarc Extenstion — Per Extension	[***]
Host IP Address Change	[***]
Expedite (Rush)	[***]

3.3.2	Monthly Endpoint Fee

Type	Bandwidth	Monthly Fee
Type 1	56Kbps fixed data rate	Per Quote
Type 2	64Kbps fixed data rate	Per Quote
Type 3	128Kbps fixed data rate	Per Quote
Type 4	256Kbps fixed data rate	Per Quote
Type 5	384Kbps fixed data rate	Per Quote
Type 6	512Kbps fixed data rate	Per Quote
N.B.1	A twelve (12) month minimum installation commitment is required for all Frame Relay circuit / endpoint installations.

N.B.2	If a Frame Relay circuit / endpoint is un-installed prior to the expiration of the initial twelve (12) month period, the remaining balance will be invoiced by TSYS.

N.B.3	The twelve (12) month commitment will automatically renew each year.

N.B.4	Non-return of router upon service termination will result in billing for the router, pro-rated based on a thirty-six (36) month life.

3.3.3	Monthly Router Fee/ Per Circuit	Per Quote
3.3.4	Monthly ISDN Backup Fees / Per Circuit

Type	Bandwidth	Monthly Fee
Single Channel	56 or 64 Kbps fixed data rate	[***]
Dual Channel	128 Kbps fixed data rate	[***]
4.	Training
4.1	Post-Conversion Training

At COMPANY’s request, TSYS will provide up to [***] days (each an eight (8) hour day) of training at COMPANY’s location within ninety (90) days of the effective date of this agreement without charge. If Company requests any additional training, it shall be provided at the applicable price set forth below:

4.1.1	Training at COMPANY location, per trainer per day, no participant limit, in an eight (8) hour day	[***]

4.1.2	Training at TSYS facility, per hour, up to eight (8) Participants		[***]

4.1.3	Telephone Training, per hour (no participant limit)	[***]

4.1.4	Webinar, per session viewed (each logon)	Per quote
4.2	General Training Terms and Conditions
4.2.1	Reasonable, out-of-pocket travel, lodging, transportation and meal expenses for TSYS training personnel are considered a COMPANY cost in addition to any fees.

4.2.2	On-Site (at COMPANY’s facility) training fees are assessed at the full day’s rate, regardless of how many hours (up to eight (8) hours) are utilized.

4.2.3	The fees listed above will apply for all training, including Merchant-level product-specific training.

5.	Optional Services
5.1	Selective Debit Reject Service

Selective Debit Reject Service is a tool which enables COMPANY to selectively reject debit transactions based on transaction ID codes in the transaction authorization record. COMPANY is responsible for selection of the transaction ID codes. Rejected debit transactions are prevented from going to the associations for authorization. TSYS will send a reject message to the POS application.

5.1.1	Implementation fee, per Client		[***]

5.1.2	Monthly maintenance fee, per Client			[***]

5.1.3	Update fees

	5.1.3.1	BIN-level updates, up to five (5) BIN level updates, per month		[***]

	5.1.3.2	BIN-level updates, per request, in excess of five (5), per month		[***]

	5.1.3.3	Merchant level updates, per load	[***]

N.B.1 Maximum of one hundred (100) merchants per load.
6.0	Help Desk Access and Controls
The following section details the pricing for Help Desk Support for ACM, ATM, VRK, QCP, and QCK machines. Help Desk pricing for traditional terminal-level merchant Point-of-Sale support of Credit and Debit transactions to be provided by TSYS at COMPANY request.
6.1	Seat License

	1 to 30	31 to 40	41 to 50	51 to 75	76 to 100	100 to 200
Seat Count (system Seats — 1 per person)	30	40	50	75	100	200
Seat License (charge per seat count)	[***]	[***]	[***]	[***]	[***]	[***]
6.2	Pricing for Monitoring

Fee Per
	Device	Applies to*:
[***]	[***]	Price per unit for the first [***]
[***]	[***]	Price per unit for next [***]
[***]	[***]	Price per unit for above [***]

*
This fee applies solely to devices upon which the “IDM” or “Glu-On” software modules are installed. Volumes for all product types (e.g. ACM/ATM, and VRK) will be aggregated and applied to the above tiers.

7.0	POS Pass-Through Costs
Unless waived (as indicated below), all of the following costs are direct pass-throughs without any markup or overhead allocation included by TSYS, to be invoiced only if incurred by TSYS and subject to the applicable conditions noted in the footnotes below the table.
7.1 Association and Debit Network Pass-Through Costs

Credit
Visa Access Fees — Visa	[***]
Visa Access Fees — Other (JCB, Diners, etc.)	[***]
AMEX	Charges billed directly to BIN Holder.
Discover	Charges billed directly to BIN Holder.
MasterCard*	Charges billed directly to BIN Holder.
Debit
Access Through Visa — Interlink	[***]
Access Through Visa — All Other Networks	[***]
Debit Switching/Interchange	Depending upon the network, the charges will be either directly pass-through from TSYS or be charged directly to BIN Holder.

*
All MasterCard branded activity (MasterCard; Maestro; Cirrus; Diners) will be routed directly to MasterCard (and not through Visa), unless the MasterCard access costs are greater than the Visa non-branded access cost — currently [***]. If the cost structure changes, TSYS must get COMPANY’s explicit approval to route MasterCard branded traffic through Visa.

**
There will be no Elan gateway fees nor Elan cost pass-through. All non-Visa and non-MasterCard branded pin activity will be routed directly to those networks where TSYS has a direct connection, unless least cost routing dictates otherwise and COMPANY concurs. If there is no direct connect available, pin based debit activity will be routed through the Elan gateway, for those debit networks Elan is connected to.

***
All Visa branded activity (Visa; Interlink; Plus) will be routed directly to Visa (and not through MasterCard), unless the Visa access costs are greater than the MasterCard non-branded access cost — currently [***]. If the cost structure changes, TSYS must get COMPANY’s explicit approval to route Visa branded traffic through MasterCard.

7.2 International Dial Charges

TSYS will pass-through the international dial charges incurred for international dial transactions to COMPANY.

Exhibit B
Clearing and Settlement
1.	Processing Services
1.1	Merchant Account on File, Statements

1.1.1	Per account, per month	$	[***]

1.1.2	Statements, per statement	$	[***]

	N.B.1	This fee is assessed for all accounts on file, regardless of status (e.g. active, inactive, etc.).
1.2	Transactions Fees

1.2.1	Incoming transaction, per transaction	[***]	*

1.2.2	Outgoing Transactions, per transaction	[***]	*

1.2.3	Deposit Transactions, per transaction	[***]	*

1.2.4	Cross Reference Transactions, per transaction	[***]	*

1.2.5	The foregoing clearing and settlement transactions fees are assessed on all credit, debit, EBT and check transactions.

*	included per Switched POS Transaction, see Exhibit “A”, Section 1.
2.	Monthly Reporting Package
Standard and all COMPANY custom reporting/data file delivery from TranSending and SupportNox, as well as pass-through reports from networks, shall be provided at [***] (excluding, for the avoidance of doubt, applicable pass-through fees permitted hereunder). Should COMPANY require any additional data/files to be sent to any internal COMPANY systems, or to 3rd parties, then the [***] Standard reporting package set forth below would apply (note, the use of this service is optional).

Monthly Reporting Package(s)

Per Month, for up to five (5) standard reports, per package	[***]
3.	Optional Accounting Services
Storage Fees
No charge for customary data storage. For the avoidance of doubt, storage necessary for TSYS to comply with its obligations under the Agreement shall be deemed customary and provided without charge.
4.	Clearing and Settlement System Training and Consulting
4.1	Initial Conversion / Start-up Training

4.1.1	Initial Conversion / Start-up Training, per trainer per day in an eight (8) hour day (up to ten (10) participants) Valid forty-five (45) days prior to and up to ninety (90) days after conversion completion date.

4.1.2	System Overview, up to five (5) days			[***]

4.1.3	Staff Training, up to five (5) days		[***]

4.1.4	System Manual CDs — Accounting and Merchant

	4.1.4.1	First ten sets			[***]

	4.1.4.2	Additional sets, each		[***]

4.1.5	Merchant and Account System Training Workbooks, per workbook in excess of 10 copies			[***]

4.2	Post-Conversion Training

4.2.1	Training at COMPANY location, per trainer per day, no
	participant limit, in an eight (8) hour day	[***]

4.2.2	Training at TSYS facility, per hour, up to eight (8)
	Participants		[***]

4.2.3	Telephone Training, per hour (no participant limit)	[***]
4.3	General Training Terms and Conditions
4.3.1	Reasonable, out-of-pocket travel, lodging, transportation and meal expenses for TSYS training personnel are considered a COMPANY cost in addition to any fees.
4.3.2	On-Site (at COMPANY’s facility) training fees are assessed at the full day’s rate, regardless of how many hours (up to eight (8) hours) are utilized.

4.3.3
4.4	Documentation

4.4.1	System Training Workbooks, per workbook		[***]

4.4.2	Doc-line Online Accounting System

	4.4.2.1	0-100 Logon IDs, per month	[***]

	4.4.2.2	101-200 Logon IDs, per month	[***]

4.4.3	Merchant System Manuals CD one (1), per CD provided by TSYS			[***]

	4.4.3.1	First ten CD		[***]

	4.4.3.2	Additional CDs, each	[***]
4.5	Professional Services / Consulting
TSYS provides various professional services/consulting options (“Professional Services”) for companies using the Clearing and Settlement products and platforms, including Deconversion Assistance and services to implement Modifications. Except as otherwise provided in the Agreement, Professional Services will be priced on a per-quote basis. TSYS shall provide a written proposal for requested Professional Services, including an estimate of fees and the number of hours, for COMPANY’s written approval prior to the commencement of services. The Professional Services options are as follows:

4.5.1	Professional Services — (plus travel expenses), per hour	[***]
N.B.1	Reasonable out-of-pocket travel, lodging, transportation and meal expenses for TSYS Professional Services personnel are considered a COMPANY cost in addition to these fees.

N.B.2	Professional Services fees are assessed in full hour increments (i.e. a partial hour will be rounded up to the next full hour).

5.	Clearing & Settlement Pass-Through Fees
All of the following fees are direct pass-throughs without any markup or overhead allocation included by TSYS (unless otherwise noted), to be invoiced only if incurred by TSYS.
5.1	Envelopes/ Postage

All envelopes/postage will be provided to COMPANY as a direct pass through.
5.1.1	Postage Credit
Each month during this agreement, a flat monthly invoice credit of [***] will be applied to COMPANY’s invoice.
5.2	Data Line

5.3.1.	Estimated one-time installation	[***]

5.3.1.	Monthly data line(s) based on distance number required, line size and drop points, etc., monthly	[***] — [***]	*

*	This fee contains a nominal amount of TSYS overhead included.

5.3	Visa Base II, per transaction	[***]

5.4	MasterCard

Charges billed directly to BIN Holder.

5.5	Visa File Delivery Charge

	Per kilobyte of data		[***]

Exhibit C
Service Levels and Support
Notwithstanding anything in this Exhibit to the contrary, TSYS’ responsibility for service level standards is limited to those elements over which TSYS, its affiliates or contractors have substantial control — which, by way of example, includes software and systems provided by Infonox (which shall be considered part of the TSYS System), but not COMPANY’s or its affiliates’ or contractors’ (other than TSYS Affiliates) hardware, software or systems. COMPANY will exercise commercially reasonable efforts to (i) report to TSYS any material Service Level deficiencies to which it becomes aware and (ii) report any and all material System Errors to which it becomes aware as soon as practicable to aid TSYS in curing such deficiencies/ meeting Response Time requirements. Notwithstanding the foregoing, lack or delay of any such report shall not impact, modify or otherwise alleviate TSYS’ obligations hereunder.
1. Definitions
Unless defined otherwise herein, capitalized terms used in this Exhibit C shall have the same meaning as set forth in the body of this Agreement.
“Business Critical Service” means any of the following business functions or interfaces to the extent processed by or supported in the Merchant Services or TSYS System: communications network and methodology (including that which is provided by TNS), front end terminal and peripheral device driving capability, transaction processing (both financial and non-financial, including within TransIT and Sierra), product/service delivery to point of sale, delivery of accurate data, capture and settlement file delivery (files being those listed in section 2.2.1 below). Dispute processing, merchant boarding and device and critical component monitoring (including SupportNox) will be considered Business Critical Services, but System Errors with respect thereto will not be categorized higher than Severity 2. Others processes and/or services may be added to this list from time to time by COMPANY and TSYS (subject to mutual agreement, not to be unreasonably withheld and delayed) based on the impact of changes and new developments.
“Severity” means the criticality of a System Error, which shall range from Severity 1 which is the most critical to Severity 5 which is the least critical. Severity levels 1-5 are defined below:
•
“Severity 1”: A Business Critical Service is completely down or incapacitated for all of COMPANY’s clients (whether because the function or interface is not available, the system information/data has material defects and/or errors or otherwise).

•
“Severity 2”: A Business Critical Service is severely impaired and it is perceptible to any of COMPANY’s clients and/or has significant impact to COMPANY’s business operation (e.g. TSYS transaction processing times have been severely impacted, a business critical function cannot be completed, and/or the system information/data is not accurate).

•	“Severity 3”: The System Error is perceptible to COMPANY’s clients and/or impacting a COMPANY internal function.
•	“Severity 4”: The System Error is impacting a COMPANY internal function but there is a manual work-around.
•	“Severity 5”: The System Error has no functional impact to COMPANY’s clients or COMPANY’s operations.
“System Error” means a failure, error or other problem of/in the Merchant Services or TSYS System (including statement errors).
“System Availability” means that all Business Critical Services are up, operational and available for use by COMPANY and its clients without System Errors and all data are current according to published and agreed transaction and file update schedules.
“TSYS System” means, collectively, the hardware and software used in the provision of the Merchant Services.

2. Service Levels
2.1	Dial Authorization Availability

The communications network will have availability of at least [***].

In the event that the dial authorization network is available less than the established service level, TSYS will reimburse COMPANY the price differential (if any) actually incurred by COMPANY for obtaining authorization from another equivalent source of service and shall pay the interchange downgrade incremental cost difference.

2.2	File & Report Delivery
2.2.1	File Delivery:

[***] of all files will be delivered within the applicable window in table below or, if no window is specified, published schedules (excluding transactions rejected based on incoming or outgoing edits due to the source data being the reason for the reject of the problem attributed to the Association).

[***] of all files will be within 24 hours of the applicable window in table below or, if no window is specified, published schedules (excluding transactions rejected based on incoming or outgoing edits due to the source data being the reason for the reject of the problem attributed to the Association).

The duration of the files delivered outside of either of the above requirements will be charged against the System Availability service level. If a file is delivered within both of the above requirements; it shall not be charged against the System Availability service level.

US & Macau File Delivery Windows:

		Time		Delivery
File	Destination	Day 1 (T+1)	Frequency	Day
Outgoing Files	Associations	[***]	Sun – Fri	T+1

Daily Detail File	GCA	[***]	Sun – Fri	T+1

MRT Reject File	GCA	[***]	Sun – Fri	T+1

Card Associations Reports	GCA	[***]	Sun – Fri	T+1

Chargeback and Retrieval File	GCA	[***]	Sun – Fri	T+1

Daily RMS File	GCA	[***]	Mon – Sat	T+1

Monthly RMS File	GCA	[***]	Last business day of the month + 2 business days	N/A

T =	Transaction Day (3:00PM PST — 2:59 PM PST)

T+1 =	Transaction Today, Reports Tomorrow.

***	file reflects transaction activity in the immediately preceding Transaction Day (T)

Canada, LAC, Barclays File Delivery Windows:

Time
		Day 1		Delivery
File	Destination	(T+1)	Frequency	Day
Batch Authorization File + Capture File	FDMS Barclays	[***]	Sun – Fri	T+1

T =	Transaction Day (3:00PM PST — 2:59 PM PST)
2.2.2	No Errors: [***] of settlement and capture files in each calendar month will be delivered without errors.

2.2.3	Reports: All settlement and capture reports will be delivered to Company by [***] on the next business day in which such reports are received by TSYS.

2.3	System Error Response and Resolution Time
TSYS’ response and resolution times shall not exceed the following:

Type of Issue	Maximum Response Time	Maximum Resolution Time
Severity 1 System Error	Acknowledged and responded to within thirty (30) minutes from report.	TSYS will resolve any Severity 1 System Error(s) per the following schedule:

Requirements:
- [***] shall be resolved within [***] hours.
- [***] shall be resolved within [***] hours.
- TSYS’ will provide COMPANY with (i) identification of the impact and description of the workarounds and monitoring put in place by TSYS regarding the System Error within 48 hours of resolution and (ii) a full root cause analysis and remediation plan within ten (10) business days of resolution.

The duration of Severity 1 System Errors solved outside of either of the resolution requirements above will be charged against the System Availability service level. If a Severity 1 System Error is resolved within both of the above hourly timeframes; it shall not be charged against the System Availability service level.

Severity 2 System Error	Acknowledged and responded to within one (1) hour from report.	TSYS will resolve any Severity 2 System Error(s) per the following schedule:

Requirements:
- [***] shall be resolved within [***] hours.
- [***] shall be resolved within [***] hours.
- TSYS’ will provide COMPANY with (i) identification of the impact and description of the workarounds and monitoring put in place by TSYS regarding the System Error within 48 hours of resolution and (ii) a full root cause analysis and remediation plan within ten (10) business days of resolution.

The duration of Severity 2 System Errors solved outside of either of the resolution requirements above will be charged against the System Availability service level. If a Severity 2 System Error is resolved within both of the above hourly timeframes; it shall not be charged against the System Availability service level.

Severity 3 System Error	Acknowledged and responded to within two (2) business days from report.	The System Error will be corrected and made available for testing by COMPANY within [***].

Severity 4 System Error	Acknowledged and responded to within five (5) business days from report.	The System Error will be corrected with [***].

Severity 5 System Error	Acknowledged and responded to within ten (10) business days from report.	The System Error will be corrected with [***]

2.4	Customer Service

TSYS shall exercise commercially reasonable efforts in providing customer service. Without limitation of the foregoing, and unless another service level is specified herein (e.g. response to System Error reports), TSYS shall respond to all telephonic or written inquiries regarding general customer service matters within [***].

2.5	Support Calls

With respect to technical/operational support calls to TSYS:
2.5.1	Average speed of answer — [***].

2.5.2	Abandoned rate — equal to or less than [***] of all calls
2.6.	System Availability
2.6.1	System Availability Definitions

“Monthly Minutes” shall be the total continuous minutes from 00:00 hours ET on the first day of each month to 24:00 hours ET on the last day of each month.

“Uptime Minutes” shall be the total Monthly Minutes in which there is System Availability. For the avoidance of doubt, scheduled outages will be subtracted from the Uptime Minute count (i.e. counted against System Availability).

2.6.2	System Availability Service Level

[***] System Availability on a monthly basis shall be [***] calculated by dividing the total Uptime Minutes taken from the logs by the total Monthly Minutes for the applicable calendar month.

2.6.3	System Availability Credit

[***], TSYS will provide an invoice credit to COMPANY equal to [***].

* For clarification purposes, the amount of the invoice credit shall be calculated by multiplying the above [***].
2.7.	Transaction Processing Timeliness

Round-trip authorization transaction processing time (request + response messages) in/out of the TSYS System — which means (i) the time between receipt of an authorization request by the TSYS System (e.g. the front end systems/software of Infonox) until such authorization request leaves the TSYS System to be switched to the applicable card issuer and (ii) the time between receipt of the authorization response by the TSYS System from the applicable card issuer until such authorization response leaves the TSYS System to the applicable COMPANY Terminal (the “TSYS Response Time”) — shall be within [***]. The TSYS Response Time shall be measured only if and when [***]. Failure of the measured TSYS Response Time to meet the foregoing requirement shall be considered a Severity 1 System Error.

2.8.	Termination for Failure to Meet Service Level

COMPANY may elect to terminate this Agreement in the event of any of the following (herein after referred to as “Termination Events”):

i. Commencing on [***] and thereafter, TSYS fails to meet one of the above service levels [***];

or

ii. The System Availability in any calendar month is less than [***].

Should one of the above Termination Events occur, and COMPANY elects to terminate this Agreement, COMPANY shall be required to provide TSYS with notification of its termination within ninety (90) days of such Termination Event.

3. Other/General Obligations
3.1
Support: TSYS shall provide COMPANY with telephone support twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year (plus an additional day in each leap year), including for the reporting of System Errors. TSYS shall acknowledge each reported System Error via telephone and/or electronic mail to COMPANY in accordance with the service levels provided herein and shall provide COMPANY with the applicable level of support services consistent with the severity of the System Error in accordance with the correction times and other terms set forth herein.

3.2
Processing: Without limitation of other or more specific obligations and commitments hereunder, TSYS shall exercise industry standard care in processing and completing merchant and acquirer transactions, authorization requests and correcting any error or omissions.

3.3
Scheduled Outages/Routine Maintenance: Scheduled outages and routine maintenance shall not exceed [***] and shall be scheduled and conducted between the hours from [***]. TSYS will not conduct any scheduled outage or routine maintenance during any other timeframe without written approval from COMPANY, which must be obtained on a case-by-case basis. TSYS shall use commercially reasonable efforts to provide COMPANY with at least 72 hours advance notice of any scheduled outage or routine maintenance.

3.4
Service and Resource Monitoring: Monitoring, reporting and alerting of events and resources will be conducted by TSYS systems/ personnel. TSYS shall collect performance data and each of the service levels in this Exhibit C shall be measured and computed as it reasonably determines. Any rounding in the calculations should be to the nearest one tenth of one percent. TSYS shall deliver monthly reports to COMPANY, in a format reasonably requested by COMPANY, detailing performance against service levels in this Exhibit C.

3.5
Data Accuracy: Data anomalies discovered by TSYS will be immediately reported to COMPANY business process owners and technical executives. Activation of a security incident response team and notification to COMPANY and TSYS executive management is required if data integrity is questioned and attributed to malicious intent, whether realized or perceived.

Exhibit D
Current Affiliates of Company
Global Cash Access Holdings, Inc.
Global Cash Access (Canada) Inc.
Central Credit, LLC
Innovative Funds Transfer, LLC
Game Financial Caribbean N.V.
Global Cash Access (Panama), Inc.
Cash Systems, Inc.
Arriva Card, Inc.
Global Cash Access (UK) Ltd.
Global Cash Access (SA), Ltd.
Global Cash Access (Belize) Ltd.
G.C.A. Incorporated
Global Cash Access (BVI), Inc.
Global Cash Access Switzerland, AG
Global Cash Access (HK) Ltd.
GCA (Macau), S.A.
Global Cash Access (Belgium), S.A.